Exhibit 11

EARNINGS PER SHARE

Net income for the year ended December 31, 2000   $9,586,000
                                                  ==========

Weighted average common shares outstanding         9,628,038

Assumed incremental common shares issued
upon exercise of stock options                       129,868
                                                  ----------

Weighted average common shares for diluted
earnings per share                                 9,757,906
                                                  ==========


Earnings per common share - basic                      $1.00
                                                       =====

Earnings per common share - diluted                    $ .98
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